Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-64659) pertaining to Bluegreen Corporation 1995 Stock Incentive Plan, Bluegreen Corporation 1998 Non-employee Director Stock Option Plan and Bluegreen Corporation Retirement Savings Plan,

(2)	Registration Statement (Form S-8 No. 333-127114) Bluegreen Corporation 2005 Stock Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-151121 and 333-163768) pertaining to the Bluegreen Corporation 2008 Stock Incentive Plan

pertaining to the Bluegreen Corporation Retirement Savings Plan of our report dated June 25, 2010, with respect to the financial statements and schedule of the Bluegreen Corporation Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP
Certified Public Accountants

Boca Raton, Florida

June 25, 2010